Exhibit 99.1

PRESS RELEASE

For Immediate Distribution	Contact: Intrepid Potash, Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash, Inc. Announces Preliminary Sales and Production Data and

Schedules Fourth Quarter 2009 Conference Call

Denver, Colorado; January 21, 2010 – Intrepid Potash, Inc. (“Intrepid” ) (NYSE:IPI) today announced estimated sales and production data for the fourth quarter 2009 and the impact of certain weather-related operational disruptions that occurred at Intrepid’s Carlsbad, New Mexico - East surface facility during December 2009.

Estimated Sales and Production Data

On an unaudited basis, during the fourth quarter of 2009, Intrepid estimates that it produced between 120,000 and 130,000 tons of potash and sold between 145,000 and 155,000 tons of potash.   Intrepid estimates that the average net realized sales price for potash during the quarter was approximately $400 to $420 per ton.  Intrepid estimates that it produced approximately 40,000 – 50,000 tons of Trio™ and sold approximately 20,000 – 30,000 tons of Trio™.  Intrepid estimates that the average net realized sales price for Trio™ during the quarter was approximately $180-$200 per ton.  Intrepid expects to release its audited, fourth quarter 2009 and fiscal year end 2009 financial results before market open on Monday, March 1, 2010.

December 2009 Production Disruption

During December 2009, Intrepid experienced a substantial production disruption at its Carlsbad, East surface facility.  Sub-freezing temperatures in the region, which were substantially below historical averages during the month of December, together with record snowfall, led to a series of events at the Carlsbad, East surface facility.  These events included interruption of the fresh water supply and the disruption of electrical power provided to this facility which substantially impaired surface processing of potash.  As a result, Intrepid estimates that potash production at the Carlsbad East surface facility was limited to approximately 2,000 tons of saleable product in the month of December, a nearly ninety percent decrease from historical average monthly potash production at this facility.  Intrepid expects that normal potash production levels at the Carlsbad, East surface facility will resume in late January 2010.

Intrepid estimates that Trio™ production during the month of December was largely consistent with average monthly production rates for 2009.  Intrepid’s Carlsbad, West surface facility, which uses a different process to refine ore, as well as the underground mining operations, were not significantly affected by the severe weather conditions.

As a result of these unexpected production disruptions at the Carlsbad, East surface facility, on an unaudited-basis, Intrepid anticipates that it will record abnormal production expense in the fourth quarter of 2009 of approximately $9.0 - $10.0 million, or approximately $0.07 - $0.08 per diluted share for the quarter.  This estimated amount is approximately $3.0 - $4.0 million more than was incurred in the third quarter of 2009.

Fourth Quarter & Fiscal Year End 2009 Conference Call

Intrepid is scheduled to release fourth quarter and fiscal year end 2009 financial results before market open on Monday, March 1, 2010.  The teleconference call to discuss fourth quarter 2009 results is scheduled for March 1, 2010, at 11:00 a.m. MST (1:00 p.m. EST). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 51822916.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing fourth quarter 2009 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through April 1, 2010.

Intrepid reports “average net realized sales price” which is an operating performance measure commonly used in the potash mining industry.  Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio™, a product produced from langbeinite ore.  Intrepid owns five active potash production facilities -- three in New Mexico and two in Utah.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab.  The website address for Intrepid is www.intrepidpotash.com.

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Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities;

changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  All amounts presented in this press release are unaudited and subject to change, and ranges have been provided for such reason.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.